Exhibit 10.1

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Lease

REDMOND HILLTOP

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Between

MICROVISION, INC.,

(Tenant)

and

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

(Landlord)

July 15, 2005

LEASE

THIS LEASE (the "Lease") is made as of June ____, 2005 between CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (the "Landlord") and the Tenant as named in the Schedule below. The term "Project" means the buildings (the "Buildings") known as "Building B" located at 6222 - 185th Avenue NE, Redmond, WA 98052, and "Building C" located at 6244 - 185th Avenue NE, Redmond, WA 98052, and the land (the "Land") located within the Project known as Redmond Hilltop Corporate Center, Redmond, Washington. "Premises" means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A. The Land is legally described on Appendix F hereto.

The following schedule (the "Schedule") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1. Tenant: Microvision, Inc., a Delaware corporation

2. Premises: 43,046 rentable square feet in Building B, and 23,917 rentable square feet located in Building C

3. Total Rentable Square Feet of the Premises: 66,963 (as measured by 1996 BOMA Standard Units of Measurement).

4. Tenant's Proportionate Share: (a) 100%, based upon a total of 43,046 rentable square feet in Building B, and 50%, based on a total of 47,834 rentable square feet in Building C, as to all Operating Costs relating solely to the respective Buildings, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, janitorial services and supplies, window cleaning and property insurance; (b) 73.7% (based upon a total of 90,880 rentable square feet in the Buildings) of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any part of any Building in the Project, but including without limitation, landscape costs, parking lot repair and maintenance, and Landlord's liability insurance costs; (c) 100% of all Taxes applicable to Building B and the separately assessed tax parcel on which it is located, and 50% of all Taxes applicable to Building C and the separately assessed tax parcel upon which it is located; and (d) an amount fairly and equitably apportioned by Landlord, based on the total rentable square feet in the Premises and the total rentable square feet in the buildings in Landlord's Pacific Northwest portfolio, of Landlord's administration and overhead costs ("Landlord's Overhead"). Tenant's obligation for Landlord's Overhead shall not increase by more than four percent (4%) per Fiscal Year on a compounding and cumulative basis over the course of the Term.

5. Security Deposit: Letter of Credit, as set forth in Section 20, below

6. Tenant's Real Estate Broker for this Lease: Washington Partners, Inc.

7. Landlord's Real Estate Broker for this Lease: Broderick Group, Inc.

8. Tenant Improvements, if any: See the Tenant Improvement Agreement attached hereto as Appendix C

9. Commencement Date: The later of (a) the date which is eight (8) months following the date that Landlord shall have delivered exclusive possession of the Premises to Tenant for purposes of construction of its Initial Improvements (as defined in and pursuant to Appendix C hereto, Tenant Improvement Agreement) or (b) February 1, 2006 (subject to Section 3B, below, and subject to any Landlord Delay, as set forth in Appendix C hereto). Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date.

10. Termination Date/Term: Ninety (90) months (7.5 years) after the Commencement Date, or if the Commencement Date is not the first day of a month, then 90 months after the first day of the following month.

11. Guarantor: N/A

12. Base Rent:

Period Months 1 - 7* Months 8 - 24 Months 25 - 48 Months 49 - 60 Months 61 - 72 Months 73 - 84 Months 85 - 90	Annual Base Rent per RSF $12.00 $12.00 $12.50 $13.00 $13.50 $14.00 $14.50	Annual Base Rent $803,556.00 $803,556.00 $837,037.50 $870,519.00 $904,000.50 $937,482.00 $970,963.50	Monthly Base Rent $66,963.00 $66,963.00 $69,753.13 $72,543.25 $75,333.38 $78,123.50 $80,913.63

*Base Rent for months 1 - 7 of the Lease term shall be abated.

1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease. Landlord also grants to Tenant nonexclusive rights to the use of all common areas located from time to time in the Building and areas adjacent thereto and the benefit of all other easements, rights, and provisions of any covenants and restrictions pertaining to the Building and the Project which are intended for the common use and enjoyment of other occupants and tenants thereof.

2. RENT.

A. Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Realty O.P, L.P.

t/a Redmond Hilltop

P.O. Box 642926

Pittsburgh, PA 15264-2926

or by wire transfer as follows:

PNC Bank

PNC Transit Number: 043000096

PNC Account Number: 1004339188

Reference: Customer t/a Redmond Hilltop

or in such other manner as Landlord may notify Tenant:

(1) Base Rent in monthly installments in advance, the first monthly installment payable on the Commencement Date and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2) Operating Cost Share Rent in an amount equal to the Tenant's Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance, the first monthly installment payable on the Commencement Date and thereafter on or before the first day of each month of the Term, in an estimated amount. Definitions of Operating Costs and Tenant's Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3) Tax Share Rent in an amount equal to the Tenant's Proportionate Share of the Taxes for the applicable fiscal year of this Lease, paid monthly in advance, the first monthly installment payable on the Commencement Date and thereafter on or before the first day of each month of the Term, in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

(4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B. Payment of Operating Cost Share Rent and Tax Share Rent.

(1) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each year, or as soon as reasonably possible thereafter. If Landlord receives more accurate information with respect to the actual Operating Costs and Taxes (such as the final real estate tax assessment or tax rate for the Project) Landlord may revise these estimates to more accurately reflect the actual costs. Landlord agrees that during the first year of the Lease, the aggregate of Tenant's obligation for Operating Cost Share Rent (exclusive of charges for water, electricity, trash hauling, gas, and janitorial services) and Tax Share Rent shall not exceed $4.08 per rentable square foot of Premises area.

Within the later of (a) ten (10) days after receiving the original or revised estimate from Landlord, or (b) the date that the next monthly Base Rent payment is due, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate, until a new estimate becomes applicable.

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year, as defined below (the "Operating Cost Report") by May 15 of each year, or as soon as reasonably possible thereafter (provided that the report will be provided no later than June 15 of each year), setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within the later of (i) twenty (20) days after such delivery, or (ii) the date that the next monthly Base Rent payment is due, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Operating Cost Share Rent next coming due. Notwithstanding the foregoing, Tenant's obligation for "Controllable Operating Costs," which shall mean those costs payable pursuant to maintenance, repair or other service contracts entered into between Landlord and third parties (as opposed to costs incurred as a result of one-time or occasional third party services), shall not increase by more than four percent (4%) per Fiscal Year on a compounding and cumulative basis over the course of the Term. Attached as Appendix H is a schedule of Operating Cost categories for the 2005 Fiscal Year, including the Controllable Operating Cost categories.

(3) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the "Tax Report") by May 15 of each year, or as soon as reasonably possible thereafter (provided that the report will be provided no later than June 15 of each year), setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within the later of (i) twenty (20) days after such delivery, or (ii) the next monthly Base Rent payment, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Tax Share Rent next coming due.

(4) Information. In addition to any other rights Tenant has to audit the books and records of Landlord, Tenant may request, and Landlord agrees promptly to provide (within five (5) business days), such additional documentation and assistance as may reasonably be required to allow Tenant to verify that the amounts to be paid under this Section 2B are correct and appropriate as provided under this Lease. At a minimum, such documentation will provide a statement in substantially the form of Appendix H, showing the applicable expense item for the applicable year and the prior year.

C. Definitions.

(1) Included Operating Costs. "Operating Costs" means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, "Included Capital Items"); provided, that the costs of any Included Capital Item shall be amortized by Landlord over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

If the Project is not fully occupied during any portion of any fiscal year, or if Landlord does not furnish any particular service to a tenant (other than Tenant), the cost of which would have constituted an Operating Cost, then Landlord may adjust (an "Equitable Adjustment") Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied or had such service been furnished by Landlord to the tenant. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

(2) Excluded Operating Costs. Operating Costs shall not include:

(a) costs including permit, license and inspection costs, incurred with respect to the installation of tenants' or other occupants' improvements in the Buildings or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Buildings;

(b) the cost of any repairs, alterations, additions, changes, tools, equipment replacements and the like which under generally accepted accounting principles and practices are properly classified as Capital Items other than Included Capital Items;

(c) interest, principal, points and fee payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d) real estate brokers' leasing commissions;

(e) legal fees, space planner fees and advertising expenses incurred with regard to leasing the Buildings or portions thereof;

(f) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(g) the cost of any service or other benefit furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(h) depreciation (except on any Included Capital Items);

(i) ground lease rental;

(j) costs of correcting defects in construction of the Buildings (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Buildings in light of their specifications);

(k) legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Buildings;

(m) fines, penalties and interest;

(n) the costs of painting, decorating or making alterations exclusively benefiting the Premises or the premises of other tenants of the Buildings, or the cost of any work furnished by Landlord without charge as an inducement for a tenant to lease space (i.e., free rent, improvement allowances);

(o) the cost of constructing, installing, operating or maintaining any special service or facility such as an observatory, broadcasting facility, luncheon club, athletic or recreational club, cafeteria or dining facility;

(p) expenditures for repairs or maintenance which are covered by warranties, guarantees or service contracts (but shall include the cost of any such service contracts), to the extent that Landlord has received or will receive the benefit of such warranties or guarantees. Landlord agrees to use commercially reasonable efforts to enforce the terms of all such warranties and guarantees;

(q) bad debt loss, rent loss or reserves for bad debt or rent loss;

(r) Landlord's general corporate overhead and general and administrative expenses, except as set forth in Item 4 of the Schedule;

(s) costs occasioned by the violation of law by Landlord, any other tenant, or their respective agents, officers, employees or contractors;

(t) costs arising from Landlord's charitable or political contributions;

(u) costs of services to the extent they are materially and substantially in excess of competitive market rates for such services;

(v) to the extent Tenant leases only the first floor in either Building, the cost of repair and maintenance of the elevator; and

(w) costs for which Landlord has been compensated by a management fee.

(3) Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord's election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Taxes shall not include any (y) net income, capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, excise taxes imposed upon Landlord based upon gross or net rentals (except for Rent Tax, as defined above), or other income received by it or any Business and Occupation Tax; (z) Taxes for any time prior to the Commencement Date hereof of after the expiration or earlier termination hereof. If requested by Tenant, Landlord shall take all reasonable action necessary to preserve the right to contest any Taxes, including paying them under protest, and shall consult with Tenant, and act in good faith in cooperation with Tenant to contest or seek recovery of Taxes if and to the extent such action is reasonable, as determined by Landlord in its business judgment exercised in good faith. Any payment of Taxes by Tenant either directly or by way of reimbursement to Landlord pursuant to any provision of this Lease shall be, whenever such Taxes have not been directly assessed against Tenant, subject to appropriate substantiation by Landlord upon the request of Tenant. All costs incurred by Landlord in any such contest, including attorneys' fees and court costs, shall be considered Taxes for purposes of this Lease. Tenant shall be entitled to its Proportionate Share of any refund (net of Tenant's or Landlord's expenses in obtaining same) obtained by reason of any such proceeding or otherwise whether obtained during or after the expiration of the Term, except that if the refund shall relate to the year in which the Term of this Lease commences or expires, the refund (after deducting all costs of Landlord or Tenant in obtaining same) shall be apportioned between Landlord and Tenant according to the number of days within the Term.

(4) Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5) Fiscal Year. "Fiscal Year" means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D. Computation of Base Rent and Rent Adjustments.

(1) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable Fiscal Year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid within five (5) days of its due date shall bear interest from the date due until paid at twelve percent (12%) per annum.

(3) Rent Adjustments. The square footage of the Premises and the Buildings set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Buildings. If any Operating Cost paid in one fiscal year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with generally accepted accounting principles and management practices. Tenant and/or its selected auditor, provided such auditor is required to be a certified public accountant ("Auditor"), shall have the right to audit Landlord's records, including applicable backup materials, at Landlord's office upon at least seventy-two (72) hours' prior notice during normal business hours during the three hundred sixty-five (365) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents (except that such results may be used in any proceedings to resolve disputes relating to charges that are the subject of such audits), and Tenant and its Auditor must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Buildings. Unless Tenant sends to Landlord any written exception to either such report within said 365-day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall respond within thirty (30) days of receipt of the exception notice, and if the parties are not able to resolve any dispute as to the amounts due within forty-five (45) days thereafter, the matter will be submitted for arbitration as provided in Section 2.E below. If it is determined that Landlord's original determination of annual Operating Costs or Taxes overstated the amounts thereof by more than three percent (3%), then in addition to the reimbursement of the overpayment, together with interest at the rate of 12% per annum, Landlord will pay to Tenant the cost of the Auditor who performed the audit.

(5) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord's notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

E. Arbitration of Tenant Disputes re Operating Cost Share Rent or Tax Share Rent.

In the event that the parties are unable to resolve any dispute between them regarding Tenant's obligation for Operating Cost Share Rent or Tax Share Rent within the last forty-five (45) day period set forth in Section 2D(4) above, either party may, within an additional fifteen (15) day period thereafter, demand binding arbitration pursuant to the provisions set forth below. In the event neither party shall provide the other with notice of demand for arbitration within such additional fifteen (15) day period, Tenant shall be deemed to have waived any further right to contest the amounts that were the subject of the process described in Section 2D(4), and Landlord's statements thereof shall be final and binding on the parties.

(1) Notice of Demand. Either party may demand arbitration by notifying the other party in writing in accordance with the notice provisions of this Lease. The notice shall describe the reasons for such demand, the amount involved, if any, and the particular remedy sought, and shall specifically reference the required ten (10) day response time specified in Section 2E(2) below. The notice shall also list the name of one arbitrator qualified in accordance with subsection (3).

(2) Response. The party that has not demanded arbitration shall respond to the notice of demand within ten (10) calendar days of receipt of such notice by delivering a written response in accordance with the notice provisions of this Lease. The response shall list the name of a second arbitrator qualified in accordance with Section 2E(3), below. The response shall also describe the amount involved, and the particular remedy sought. If a party fails to respond timely to the notice of demand, the arbitrator selected by the party making such demand under Section 2E(1), above, shall resolve the dispute, controversy or claim within seven (7) calendar days of the deadline for response.

(3) Qualified Arbitrator. Any arbitrator selected in accordance with Sections 2E(1) and 2E(2), above, shall be any natural person not employed by either of the parties or any parent or affiliated partnership, corporation or other enterprise thereof, who shall also be a property management professional, commercial real estate broker, or real estate attorney with at least ten (10) years' experience in the Seattle-Bellevue- Redmond area real state market.

(4) Appointment of Third Arbitrator. If a party responds timely to a notice of demand for expedited arbitration under Section 2E(2), the two arbitrators shall appoint a third arbitrator who shall be qualified in accordance with Section 2E(3), above. Such third arbitrator shall be appointed within seven (7) calendar days of receipt by the party demanding arbitration of notice of response provided for under Subsection 2E(3). If the two arbitrators fail to timely appoint a third arbitrator, the third arbitrator shall be appointed by the parties if they can agree within a period of five (5) calendar days. If the parties cannot timely agree, then either party may request the appointment of such third arbitrator by the Presiding Judge of the Superior Court of King County, Washington, and neither party shall raise any question as to the court's full power and jurisdiction to entertain such application and to make such appointment.

(5) Arbitration Hearing; Discovery; Venue. The arbitration hearing shall commence within ten (10) calendar days of appointment of the third arbitrator as described in Section 2E(4). The hearing shall in no event last longer than two (2) calendar days. There shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrators; and any such discovery or dispositive motion practice permitted by the arbitrators shall accommodate to the maximum extent practical the time limits contained herein. The arbitrators shall not be bound by any rules of civil procedure or evidence, but rather shall consider such writings and oral presentations as reasonable business persons would use in the conduct of their day to day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrators may determine to be appropriate. It is the intention of the parties to limit live testimony and cross examination to the extent absolutely necessary to insure a fair hearing to the parties on significant and material issues. Venue of any arbitration hearing conducted pursuant to this Section shall be in Seattle, Washington.

(6) Decision. The arbitrators' decision shall be made in no event later than seven (7) calendar days of the commencement of the arbitration hearing described in Section 2E(5). If three (3) arbitrators are appointed, a majority decision shall prevail. The award shall be final and binding upon the parties. The arbitrators may award reasonable attorney's fees and costs to the substantially prevailing party.

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Except to the extent of any Initial Improvements item on the Schedule, or any obligation with respect to Landlord's representations and warranties expressly provided in this Lease, Landlord is leasing the Premises to Tenant "as is", without any obligation to alter, remodel, improve, repair or decorate any part of the Premises; provided that Tenant's acceptance of the Premises does not relieve Landlord of any of its ongoing maintenance and repair obligations set forth in this Lease.

B. Tenant's Possession. If Tenant takes possession of any part of the Premises prior to the Commencement Date set forth in item 9 of the Schedule for purposes of doing business (excluding testing of equipment and facilities), the Commencement Date shall be deemed to have occurred on such date, and all terms of this Lease shall apply thereafter, including commencement Base Rent in accordance with item 12 of the Schedule, prorated for any partial month.

C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the date of completion of Tenant's Initial Improvements, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant's right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

D. Delay in Delivery. If Landlord fails to deliver the Premises in the condition required under this Lease by August 1, 2005, Tenant may elect to terminate this Lease by written notice given to Landlord at any time prior to delivery of the Premises, in which event this Lease shall terminate on the date of Tenant's termination notice, as if such date were originally set forth as the termination date herein, and Landlord will immediately refund all amounts paid by Tenant to Landlord relating to this Lease (if any), including amounts for prepayment of rent, deposits or other expenses, as well as return and release the Letter of Credit (defined in Section 20 of the Lease).

4. PROJECT SERVICES.

Landlord shall furnish services as follows:

A. Heating and Air Conditioning. During the normal business hours of 6:30 a.m. to 6:30 p.m., Monday through Friday, and 7:00 a.m. to 1:00 p.m. on Saturday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord's reasonable judgment, for normal business operations in that portion of the Premises located in Building C, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, then at Tenant's election, Tenant may install, at Tenant's sole cost, supplementary air conditioning units in the Premises (subject to Landlord's prior approval of such Work, pursuant to Section 5, below), or, such supplementary air conditioning units may be installed by Landlord, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, together with the cost of operation and maintenance thereof. Tenant shall have full control over setting the temperatures and hours of operation of the heating and air conditioning for that portion of the Premises located in Building B. Accordingly, there shall be no additional charge for after hours operation of heating and air conditioning for that portion of the Premises located in Building B.

Landlord shall furnish heating and air conditioning after normal business hours as to that portion of the Premises located in Building C if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning. Landlord's current charge is $15.50 per hour of operation after normal business hours for additional heating or air conditioning. Landlord's charges shall be based on the actual cost of providing such additional heating or air conditioning, which will be determined primarily by the utility charge to operate during the extended hours. Either party may request a review, not more than two times per Lease Year, to determine whether a change in the after-hours charge is necessary based on the after-hours cost or usage. All changes in the after-hours charge will be made prospectively beginning with the month following the month in which the review was completed.

B. Elevators. Except in cases of emergency, Landlord shall provide passenger elevator service in common with Landlord and all other tenants or visitors (i) to Building C during normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday (and limited passenger service at other times), and (ii) to Building B during such days and hours as Tenant shall request. Landlord shall use commercially reasonable efforts promptly to restore passenger elevator service following any emergency.

C. Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment. Tenant shall not install or operate in the Building C portion of the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord. Tenant may also operate various electronics and other equipment in the Buildings provided such operation is consistent with the permitted uses under this Lease. If any or all of Tenant's equipment, including, without limitation, its electronics and other equipment operated in accordance with Tenant's permitted use of the Premises, requires electricity consumption in excess of that which is necessary to operate normal office equipment in the Building C portion of the Premises, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant's expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord's actual cost of electricity. Such Additional Rent shall be in addition to Tenant's obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs. Tenant shall pay the cost of electrical service to Building B directly to the electrical service provider.

D. Water. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall use reasonable efforts to avoid wasting water.

E. Janitorial Service. Tenant shall provide janitorial services to the Premises, at is own cost, to a standard consistent with good commercial practices in similar office buildings.

F. Interruption of Services. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord's inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Buildings shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least seven (7) consecutive business days, monthly Rent shall thereafter be abated proportionately, to the extent the Premises are unusable for their normal purposes. Nothing herein precludes Tenant from seeking recovery of any and all damages suffered and losses incurred (including but not limited to loss of business) due to an interruption of utilities for a period greater than five (5) business days, if such interruption was caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors. Subject to closures due to Force Majeure, emergency or casualty, Tenant shall have full access and use of the Premises twenty-four hours a day, seven days a week, 52 weeks a year.

G. Landlord's Maintenance Obligations. Landlord shall maintain, repair and replace as necessary the structural and common area portions of the Buildings and Project in good working order and condition, including without limitation the roof, exterior surfaces of the Building, foundation, common area flooring, heating and electrical systems, HVAC systems (provided that Tenant may elect to take responsibility for maintaining any additional HVAC system installed as part of the Initial Improvements), plumbing, elevators, lobbies, stairs, corridors, restrooms, landscaping, parking areas, on-site utilities and improvements necessary for the operation of the Building, and all other common areas of the Building. Furthermore, Landlord warrants that the common areas of the Buildings, including restrooms and lobbies are (or will be by or before the Commencement Date) in compliance with the Americans with Disabilities Act of 1990 and all other applicable building codes. Landlord shall remedy any violation of this warranty (at its sole cost and expense) promptly following receipt of notice from Tenant of any such violation.

5. ALTERATIONS AND REPAIRS.

A. Landlord's Consent and Conditions.

Tenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord's prior written consent which shall not be unreasonably withheld, conditioned or delayed, provided that (a) such Work does not impact the base structural components or systems of the Buildings, (b) such Work will not impact any other tenant's premises, and (c) such Work is not visible from outside the Premises. Landlord may withhold its consent in its sole discretion for any Work which (a) impacts the base structural components or systems of the Buildings, (b) impacts any other tenant's premises, or (c) is visible from outside the Premises.

Subject to Landlord's review and approval of the plans and specifications for the same and the remaining requirements of this Section 5, Landlord hereby consents to the installation, periodic testing, and use in an emergency of Tenant's backup generator in the location depicted on Appendix A-2 attached hereto or in alternative locations reasonably approved by Landlord. Tenant agrees to screen the generator in a manner reasonably approved by Landlord and in compliance with any applicable requirements of the City of Redmond and/or any other applicable governmental authorities.

Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant's trade fixtures and for items which Tenant is required to remove at Tenant's cost at the termination of the Lease pursuant to Section 5E.

The following requirements shall apply to all Work:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord's request, security for payment of all costs (which, as to the Initial Improvements, are not to be covered by the Landlord's allowances set forth in Appendix C hereto).

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Buildings, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations ("Governmental Requirements").

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5) Tenant shall perform all Work in compliance with Landlord's "Policies, Rules and Procedures for Construction Projects" in effect at the time the Work is performed.

(6) Tenant shall supervise all Work.

(7) Upon completion, Tenant shall furnish Landlord with contractor's affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord's "Policies, Rules and Procedures for Construction Projects".

B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall promptly commence, and diligently pursue the repair of such damage until completed. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant's fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant's default, or on account of the mis-use or neglect by Tenant or its contractors or agents anywhere in the Project, or its invitees within the Premises, shall become Additional Rent payable by Tenant on demand. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice (or oral notice in the event of an emergency such as damage or destruction to or of any portion of the Building and/or the Building systems and/or anything that could cause material disruption to Tenant's business) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than seven (7) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional three (3) business days' notice to Landlord specifying that Tenant is taking such required action (provided, however, that neither of the notices shall be required in the event of an emergency which threatens life or where there is imminent danger to property), and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period (unless such notice was not required as provided above), then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action plus interest thereon at the default interest rate (described in Section 2D(2)), plus any abatement of Rent otherwise available pursuant to Section 4F. Subject to the reasonable security requirements of any other tenant in the Buildings and the Project, Landlord agrees that Tenant shall have access to the Buildings and Building systems and the Project, to the extent reasonably necessary to perform the work contemplated by this provision.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D. Ownership of Improvements. Except as expressly provided otherwise in this Lease, all Work as defined in this Section 5, affixed partitions, affixed hardware, equipment affixed to become part of the Building systems, machinery affixed to become part of the Building systems and all other improvements and all affixed fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord's option either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or (b) be removed in accordance with Subsection 5E below. Landlord shall notify Tenant at the time of its approval of the construction of any such items whether Tenant shall be required to remove the same at the expiration or sooner termination of this Lease. The parties agree that notwithstanding any provision to the contrary in this Lease, unless specifically stated otherwise as part of Landlord's consent to Work, Tenant shall retain ownership of all trade fixtures and equipment used in its business operations, whether or not affixed to the Premises or identified by Tenant at the time plans are submitted for approval to Landlord, and Tenant shall have the right to remove such items upon termination of this Lease. For avoidance of doubt, this includes all laboratory and manufacturing equipment. Unless Landlord at the time it gives its consent to the performance of such construction expressly requires the removal of the constructed items, then Tenant shall not be obligated to remove such items upon termination of the Lease.

E. Removal at Termination. Upon the termination of this Lease or Tenant's right of possession Tenant shall remove from the Project its trade fixtures, furniture, equipment and other personal property, interior and exterior signage, any improvements which Tenant is required to remove pursuant to Section 5D, and any improvements to any portion of the Project other than the Premises (Tenant specifically agreeing to remove any emergency generator). Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, and Tenant fails to remove it within 20 days of receipt of written notice requesting such removal, Tenant shall be conclusively presumed to have, at Landlord's election, (i) conveyed such property to Landlord without compensation, or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

F. Satellite Dish Equipment. During the Term, Tenant shall have the right at its sole cost to install, maintain, and from time to time replace one or more satellite dish, antenna or communication device on the roof of one or both Buildings, together with necessary antenna(e) cabling and wiring connecting the same to the Premises (such dish, antenna, communication equipment, cabling and wiring being collectively referred to as the "Dish Equipment") for purposes of facilitating communications of Tenant to and from the Premises, provided that (a) Tenant shall obtain Landlord's prior written approval of the proposed size, weight, location and aesthetic impact of the Dish Equipment and the method for fastening the Dish Equipment to the Building, such approval not to be unreasonably withheld, delayed or conditioned; (b) Tenant will at its sole cost comply with (i) all Governmental Requirements, (ii) Landlord's reasonable requirements from time to time, and (iii) the conditions of any bond or warranty maintained by Landlord on the roof; and (c) the Dish Equipment shall not interfere, electronically or otherwise, with the equipment, facilities, use or operations of Landlord or of other licensees or tenants of Landlord in the Project or on adjoining properties owned by Landlord or its affiliates as such equipment, facilities, use or operations exist at the time that Tenant submits its plans to Landlord for use of Dish Equipment. Landlord may supervise any roof penetration. In no event shall Landlord's approval of plans for the Dish Equipment or supervision of roof penetration be deemed a representation that the Dish Equipment will not cause, or be subject to, interference or that such plans will comply with Governmental Requirements, future requirements of Landlord, or the conditions of any bond or warranty maintained by Landlord on the roof. Tenant shall repair any damage to the Building caused by the installation, maintenance, replacement, use or removal of the Dish Equipment. The Dish Equipment shall remain the property of Tenant. Tenant may remove the Dish Equipment at its sole cost during the Term, and Tenant shall remove the Dish Equipment at its sole cost upon expiration or termination of the Lease, and Tenant's failure to do so shall entitle Landlord to pursue the remedies set forth in Section 5E, above. Landlord agrees that it shall not permit any third party to locate any other rooftop communications equipment or similar facilities on Building B without Tenant's prior written consent. Landlord may install rooftop communications equipment or similar facilities on Building B, so long as such equipment or facilities do not interfere with the operation of Tenant's Dish Equipment, and Landlord agrees promptly following written notice from Tenant to relocate any such equipment or facilities on Building B that cause such interference. With respect to Dish Equipment placed on Building C, Landlord shall have the right to require Tenant to relocate all or any part of the Dish Equipment from time to time, provided that such relocation does not interfere with the functionality of the Dish Equipment and that Landlord reimburses Tenant for the cost of such relocation within thirty (30) days of completion. In the event Landlord requires Tenant to relocate the Dish Equipment to comply with Governmental Requirements, such relocation shall be performed at Tenant's sole cost. In the event Landlord otherwise requires the Dish Equipment to be relocated, such relocation shall be performed at Landlord's sole cost. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including reasonable attorneys' fees, incurred by or asserted against Landlord arising out of the installation, maintenance, replacement, use or removal of the Dish Equipment (including the reasonable costs and expenses of Landlord's review of plans for the Dish Equipment), except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors. Prior to the installation of the Dish Equipment, Tenant shall provide Landlord with a revised certificate of insurance showing that Tenant's liability coverage includes the Dish Equipment installation and use thereof and shall secure from any Dish Equipment installation contractors a certificate of insurance in the same form and with the same requirements as Tenant's certificate of insurance. Tenant shall have no obligation to pay Rent for the rights conferred under this Section, but Tenant shall maintain any Dish Equipment in good repair.

6. USE OF PREMISES. Tenant shall use the Premises primarily for general office, research and development, and light manufacturing, and incidentally for other ancillary purposes reasonably related to its primary use. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord's insurance on the Project. Tenant shall not allow any use of the Premises which would interfere with any other Tenant or with the operation of the Project by Landlord; provided that Landlord confirms that Tenant's intended use of the Premises as described above will not violate the restrictions of this Section 6. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Tenant's use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Buildings or the Premises under such laws. Landlord shall be responsible, at its own cost without reimbursement, for the compliance of the Project and the entries and access points to the Buildings with the requirements of the Americans with Disabilities Act existing as of the date of this Lease; any modifications required as a result of changes to the Americans with Disabilities Act taking effect after the date of this Lease and thereafter applicable from time to time shall be included within Operating Costs (and Included Capital Items, to the extent applicable).

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with Landlord's rules and regulations contained in Appendix B hereto, and with all future reasonable rules reasonably established for the Project from time to time by Landlord, provided that it is understood and agreed that the provisions of this Lease, including Appendix C hereto, take precedence and control in the event of any conflicting provisions or obligations set forth in any such future rules. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Buildings under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord's "Policies, Rules and Regulations for Construction Projects".

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant's officers, directors, employees or agents; except to the extent any such claim is caused by the negligence or willful misconduct of Landlord or its officers, directors, employees or agents. Tenant's obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project or from any other act or omission or negligence of Landlord or any of Landlord's officers, directors, employees or agents; except to the extent any such claim is caused by the negligence or willful misconduct of Tenant or its officers, directors, employees or agents. Landlord's obligations under this section shall survive the termination of this Lease.

AS BETWEEN LANDLORD AND TENANT, AND NOT FOR THE BENEFIT OF ANY THIRD PARTY, TENANT HEREBY WAIVES ITS IMMUNITY WITH RESPECT TO LANDLORD UNDER THE INDUSTRIAL INSURANCE ACT (RCW TITLE 51) AND/OR ANY EQUIVALENT ACTS AND TENANT EXPRESSLY AGREES TO ASSUME POTENTIAL LIABILITY FOR ACTIONS BROUGHT AGAINST LANDLORD BY TENANT'S EMPLOYEES. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES TO THIS LEASE AND TENANT HAS HAD THE OPPORTUNITY TO, AND HAS BEEN ENCOURAGED, TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

AS BETWEEN LANDLORD AND TENANT, AND NOT FOR THE BENEFIT OF ANY THIRD PARTY, LANDLORD HEREBY WAIVES ITS IMMUNITY WITH RESPECT TO TENANT UNDER THE INDUSTRIAL INSURANCE ACT (RCW TITLE 51) AND/OR ANY EQUIVALENT ACTS AND LANDLORD EXPRESSLY AGREES TO ASSUME POTENTIAL LIABILITY FOR ACTIONS BROUGHT AGAINST TENANT BY LANDLORD'S EMPLOYEES. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES TO THIS LEASE AND LANDLORD HAS HAD THE OPPORTUNITY TO, AND HAS BEEN ENCOURAGED, TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

B. Tenant's Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Three Million Dollars ($3,000,000).

(2) Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property.

(3) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

Each Occurrence $500,000

Aggregate--Policy Limit $500,000

Per Employee $500,000

Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord's building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8B(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business in the state in which the Buildings are located. Such insurance companies shall have a A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

Each Occurrence $500,000

Aggregate Policy Limit $500,000

Per Employee $500,000

Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant's contractor's insurance policies.

C. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

D. Landlord's Insurance. Landlord shall maintain "All-Risk" property insurance at replacement cost, including loss of rents, on the Buildings, and Commercial General Liability insurance policies covering the common areas of the Buildings, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project.

E. Waiver of Subrogation. Notwithstanding any other term or provision of this Lease, Landlord and Tenant each waive any and all rights to recover against the other, or against the officers, directors, shareholders, partners, joint ventures, employees, agents, customers, invitees or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried pursuant to this Lease or any other property insurance actually carried by such party. Landlord and Tenant, from time to time, will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Building or the Premises or the contents of either.

9. FIRE AND OTHER CASUALTY.

A. Termination. If a fire or other casualty causes substantial damage to the Buildings or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Buildings and the Premises to tenantability, using standard working methods. If the time needed exceeds twelve (12) months from the date of damage, or five (5) months therefrom if the damage occurs during the last twenty-four (24) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of substantial damage to portions of Building C other than the Premises, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party's receipt of the architect's certificate. Notwithstanding the foregoing, if flood, earthquake or other peril for which Landlord does not carry insurance causes substantial damage to the Premises or the Buildings, Landlord may also terminate this Lease by written notice given to Tenant within thirty (30) days from the date of the casualty. The termination under this paragraph shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

B. Restoration. If a casualty causes damage to the Buildings or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Buildings and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures as it deems appropriate. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable.

10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business as contemplated (one location to combine business operations), then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award; provided that Tenant shall be permitted to pursue recovery of (a) any available award for the unamortized cost of any permanent improvements made to the Premises by Tenant at its sole cost (i.e., in excess of the Landlord's Contribution and Additional Landlord's Contribution set forth in Appendix C hereto), and (b) any separate award available for Tenant's relocation expenses. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

11. RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name of the Buildings (provided that Landlord reimburses Tenant for all reasonable costs associated with changes to letterhead, stationary, and other similar expenses attributable to the change), or if mandated by applicable governmental authority, to change the street address of the Buildings or suite number(s) of the Premises.

B. Signs. To install and maintain any signs on the exterior and in the interior of the Buildings, and to approve at its sole discretion, prior to installation, any of Tenant's signs in the Premises visible from the common areas or the exterior of the Buildings.

Subject to Landlord's prior written approval of the size, design, materials and location of the Tenant's sign, Tenant shall have the right to install, maintain, and replace a sign for its commercial identification on the exterior façades of each of the Buildings. The size of any Tenant sign to be located on Building C shall not reduce the exterior signage area available to other tenants in Building C, on a proportionate basis or as may otherwise be determined pursuant to any applicable signage codes. Landlord's approval of Tenant's signage shall not be unreasonably withheld, provided that the signs comply with all applicable codes and ordinances, and are aesthetically compatible in Landlord's judgment with the Buildings and the Project. The parties agree to work together in good faith to determine the exact location for the signs. Tenant shall pay for all costs of construction, installation, maintenance and repair of its signs, and shall remove the signs upon the expiration or sooner termination of the Lease and repair all damage resulting from such removal at Tenant's sole cost.

C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Buildings or any interior common area.

D. Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt.

E. Access. Upon not less than 24 hours' prior notice (except in the case of an emergency or in response to a Tenant initiated service request), and subject to Tenant's reasonable security requirements, including the requirement that Landlord be accompanied by an authorized employee of Tenant, to have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease. Landlord agrees to use reasonable efforts to coordinate with Tenant any entry into the Premises pursuant to this Section 11E when reasonably possible.

F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Buildings of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

H. Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time (subject to restrictions on access as described in Section 11E above), provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant's use of the Premises.

I. Intentionally Omitted.

J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

K. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Buildings. Landlord shall use reasonable efforts to ensure that Landlord's entry onto the Premises and any alterations, repairs or improvements do not unreasonably interfere with Tenant's use, parking, access, of and to the Premises. Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

L. Landlord's Agents. If Tenant is in default under this Lease, possession of Tenant's funds or negotiation of Tenant's negotiable instrument by any of Landlord's agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Buildings, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises.

N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Buildings.

12. TENANT'S DEFAULT.

Any of the following shall constitute a default by Tenant:

A. Rent Default. Tenant fails to pay any Rent when due and such failure continues for a period of five (5) business days after Tenant's receipt of written notice of such failure;

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 Assignment and Sublease or Section 28 Hazardous Substances;

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, in the case of only the first two (2) such failures during the Term of this Lease, this failure continues for thirty (30) days after receipt of written notice from Landlord, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

D. Credit Default. One of the following credit defaults occurs:

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

(2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3) Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest.

E. Vacation or Abandonment Default. Tenant vacates or abandons the entire Premises.

13. REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant's possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant's sole cost, remove any of Tenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B. Lease Termination Damages. If Landlord terminates the Lease pursuant to Section 13A, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord's reasonable estimate of the aggregate Rent (excluding Landlord's Additional Contribution, as defined in Appendix C hereto) that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum, plus 100% of the then unpaid principal balance of the Additional Landlord's Contribution. If Landlord shall relet any part of the Premises for any part of such period before the present value amount described in the preceding sentence shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant's right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Buildings. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Remedies Cumulative. All of Landlord's remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by either party of any breach of any obligation by the other party shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord's acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord's notice to Tenant, or termination of the Lease or of Tenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate described in Section 2D(2) until paid.

E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN WASHINGTON, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F. Litigation Costs. If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

Without limiting the generality of this Section, if Landlord utilizes the services of an attorney for the purpose of collecting any unpaid Rent due or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord actual attorneys' fees, regardless of the fact that no legal action may be commenced or filed by Landlord.

G. Default by Landlord. Landlord shall be in default in the performance of any obligation required to be performed by Landlord under the Lease if Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) calendar days are reasonably required for its performance, Landlord shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter diligently pursues the same to completion.

14. SURRENDER. Upon termination of this Lease or Tenant's right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Tenant is required to remove any alterations under the terms of this Lease, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant agrees to pay for each full or partial month that Tenant remains in possession, and an amount equal to 125% of the Base Rent, estimated Operating Cost Share Rent and estimated Tax Share Rent in effect immediately prior to such holdover, computed on a monthly basis. Tenant shall also pay Landlord all of Landlord's direct and consequential damages. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. Tenant's obligation to subordinate this Lease or execute agreements effecting subordination is conditioned on Tenant's receipt of a commercially reasonable agreement from such ground lessor, mortgagee or trust deed beneficiary not to disturb Tenant's rights under the Lease (including without limitation the right to possession of the Premises) upon any termination of the ground lease or foreclosure, except as expressly permitted by the terms of the Lease.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any reasonable document furnished by the requesting party to evidence Tenant's agreement to attorn.

C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

D. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E. Definitions. As used in this Section 16, "mortgage" shall include "deed of trust" and/or "trust deed" and "mortgagee" shall include "beneficiary" and/or "trustee", "mortgagee" shall include the mortgagee of any ground lessee, and "ground lessor", "mortgagee", and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. In General. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant's interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord's reasonable attorneys' fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting, such amount not to exceed $1,000 for each instance of request. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord's prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety (other than to an affiliate) any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B. Landlord's Consent. Landlord will not unreasonably withhold, delay or condition its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project and Landlord has space available elsewhere for such tenant or prospective tenant; (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Buildings or are in violation of the terms any other leases in the Project, or (v) the proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable bases for Landlord to withhold its consent.

C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant's obligations under this Lease, and at Landlord's option, an agreement to attorn to Landlord (except for the economic obligations which subtenant will undertake directly to Tenant) under the terms of the sublease in the event this Lease terminates before the sublease expires.

D. Tenant Affiliate or Successor by Merger. Notwithstanding anything in this Section 17 to the contrary, Tenant may assign this Lease, or sublease all or any part of the Premises, without Landlord's consent, to an affiliate (as defined in Section 26C, below) of Tenant, or, so long as the net worth and financial responsibility of any such successor entity is equal to or greater than that of Tenant as of the date of this Lease, to any corporation or other entity resulting from the reorganization, merger of or consolidation with Tenant. In that case, the Tenant affiliate or successor entity shall assume in writing all of Tenants obligations under this Lease. Tenant shall provide Landlord with a final execution copy of the assignment or sublease as soon as practicable, but in no event later than thirty (30) days after the effective date thereof. In addition, no transfer, sale, or other disposition of the stock of Tenant occurring in connection with or as result of a private or public offering or placement of Tenant's stock, the principal purpose of which is to raise capital for Tenant and not to effect a change in control of Tenant, shall be deemed an assignment of this Lease or otherwise require Landlord's consent.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

20. SECURITY DEPOSIT. Upon the later of (a) the date that Landlord delivers possession of the Premises to Tenant pursuant to Appendix C, or (b) August 1, 2005, Tenant shall deposit with Landlord security (the "Security Deposit") in the amount of One Million Dollars ($1,000,000.00), which security shall be in the form of an unconditional and irrevocable letter of credit (the "Letter of Credit") (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) drawable on an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable in the state of Landlord's choice. In addition, no later than fifteen (15) days following the Commencement Date, Tenant shall deposit with Landlord an additional Security Deposit in an amount equal to fifty percent (50%) of any portion of the Additional Landlord's Contribution Tenant elects to receive pursuant to Section 4 of Appendix C hereto. Such additional Security Deposit shall also be in the form of an unconditional and irrevocable Letter of Credit meeting the requirements of items (i) through (v) of the first sentence of this Section 20.

If Tenant does not provide Landlord with a substitute or substitutes for such Letter(s) of Credit complying with all of the requirements hereof at least thirty (30) days before the stated expiration date of the current Letter(s) of Credit then, upon five (5) business days' notice to Tenant, Landlord shall have the right to draw upon the current Letter(s) of Credit and hold the funds drawn as the Security Deposit.

On the last day of the calendar year during which the twelfth (12th) month of the Lease term occurs, and on the last day of each of the four calendar years thereafter, and provided that Tenant shall not be in default under the terms of this Lease, Landlord agrees to reduce the amount of the Letter of Credit by One Hundred Forty-two Thousand Eight Hundred Fifty-seven Dollars ($142,857.00), as illustrated by the following table:

Example	Periods	Required Letter of Credit Balance
If Commencement Date occurs between 02/01/06 and 12/31/06	Required deposit date of Letter of Credit - 12/30/07	$ 1,000,000
	12/31/07 - 12/30/08	$ 857,143
	12/31/08 - 12/30/09	$ 714,286
	12/31/09 - 12/30/10	$ 571,429
	12/31/10 - 12/30/11	$ 428,572
	12/31/11 - 12/30/12	$ 285,715

In addition, and provided that Tenant shall not be in default hereunder and shall, at least thirty (30) days prior to the expiration of the 72nd month of the Lease term, deliver cash to Landlord in the amount of One Hundred Sixty-one Thousand Eight Hundred Twenty-seven and 26/100 Dollars ($161,827.26) as a replacement Security Deposit Landlord agrees that the Letter of Credit shall be released in its entirety at the expiration of the 72nd month of the Lease term.

If Tenant defaults under this Lease and such default is not cured within the applicable cure period, Landlord may use any part of the Security Deposit to pay or perform any obligation of Tenant under this Lease, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used, Tenant shall within five (5) days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord's damages for any default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

21. FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord ("Force Majeure").

22. TENANT'S PERSONAL PROPERTY AND FIXTURES. Landlord hereby waives any statutory or common law landlord's lien or other lien or any other interest whatsoever in any item personal property owned by Tenant, or any portion thereof or interest therein, located in the Building, the Premises or elsewhere.

23. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A. Landlord. To Landlord as follows:

CarrAmerica Realty Operating Partnership. L.P.

10735 Willows Road NE, Suite 100

Redmond, WA 98052

Attn: Market Managing Director

with a copy to:

CarrAmerica Realty Corporation

1850 K Street, NW

Suite 500

Washington, D.C. 20006

Attn: Legal Department

or to such other person at such other address as Landlord may designate by notice to Tenant.

B. Tenant. To Tenant as follows:

Pre-Occupancy Address: A copy each to the attention of the CFO and the Director, Facilities at the following addresses:

By Delivery:

19910 North Creek Parkway

Bothell, Washington 98011

For Mail:

P.O. Box 3008

Bothell

98041-3008

With a copy to the attention of General Counsel at the same addresses.

Post-Occupancy Address: A copy each to the attention of the CFO and the Director, Facilities at the following address:

Microvision, Inc.

6222 - 185th Avenue NE,

Redmond, WA 98052

With a copy to the attention of General Counsel at the same addresses.

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

24. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25. REAL ESTATE BROKER. Each party represents to the other party that it has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Lease. Landlord is solely responsible for any commissions or other payments due to the real estate brokers listed in the Schedule. Each party shall indemnify and defend the other party against any claims by any other broker or third party for any payment of any kind for a breach of the representations in this Section 25.

26. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant's assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand, in advance (such as Base Rent), or on some other stated due date in this lease, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within the later of (i) twenty (20) days after receipt of such statement, or (ii) the date that the next Base Rent payment is due.

C. Meaning of "Landlord", "Re-Entry, "including" and "Affiliate". The term "Landlord" means only the owner of the Project and the lessor's interest in this Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. Intentionally Omitted.

I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J. Landlord's Right to Cure. Following the expiration of any applicable cure period (except in an emergency), Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M. Landlord's Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N. Entire Agreement. This Lease, together with all Appendices and Addendum 1 hereto, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O. Landlord's Title. Landlord's title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord's title.

P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Buildings below the improved floor of each floor of the Premises, the Buildings above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Buildings.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease that may reasonably be interpreted as intending to survive shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of three percent (3%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any payments of Rent made after the expiration of 5 days following the date due until paid at the rate provided in Section 2D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y. Landlord's Representations and Warranties. Landlord represents and warrants to Tenant to Tenant that as of the date of delivery of the Premises to Tenant, the building systems serving the Premises shall be in good working order and condition. Landlord further represents to Tenant, to the best of Landlord's knowledge, that as of the date of delivery of the Premises to Tenant, the Premises shall be in the condition and shall contain the equipment described in Appendix G hereto.

Z. Parking. Landlord shall maintain a parking ratio of three (3) parking spaces per 1,000 rentable square feet of Premises area in the parking area serving the Premises, and Tenant's parking allowance shall consist of three (3) parking spaces per 1000 rentable square feet of Premises area.

27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28. HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project, except such Hazardous Substances that are typical in Tenant's business and that are at all times used, kept and stored and disposed of in compliance with applicable Governmental Requirements. "Hazardous Substances" include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. "Hazardous substance" specifically includes but is not restricted to asbestos, polychlorobiphenyls ("PCBs") and petroleum. Landlord consents to Tenant's use and storage on the Premises of reasonable quantities of substances and cleaning supplies normally found in office environments and reasonable quantities of diesel fuel to be used in connection with or contained in Tenant's emergency generator (if any), provided that all of the same shall be used, stored and disposed of in compliance with all applicable Governmental Requirements. If any lender or governmental agency believes that Tenant's use of the Premises has caused contamination by Hazardous Substances and shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

A. Landlord represents and warrants to Tenant, to the best of Landlord's knowledge and belief, that the Premises, Buildings and Project are free of the presence of Hazardous Substances in reportable quantities as of the date of this Lease, except for those materials typically used, in compliance with applicable laws and regulations, in the construction industry and for those substances and cleaning supplies normally found in office environments. Landlord shall defend, indemnify and hold Tenant and its officers, agents and employees harmless from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including without limitation reasonable attorney and reasonable consultant fees, court costs and litigation expenses) of whatever kind or nature, arising out of the presence, disposal, or release of any Hazardous Substance arising out of or related to (a) Hazardous Substances located in the Premises, the Buildings or the Project as of the date of this Lease or released onto the Premises or the Project by Landlord or its agents or employees hereafter; (b) Landlord's negligence or willful misconduct, or that of its agents, employees, or contractors; and/or (c) any breach of Landlord's representation and warranty regarding Hazardous Substances herein and any violation by Landlord of any law applicable thereto.

B. Tenant shall defend, indemnify, and hold Landlord and its officers, agents, employees, and property manager harmless from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limitation, reasonable attorney fees and reasonable consultant fees, court costs and litigation expenses) of whatever kind or nature, arising out of or in any way related to the presence, disposal, release or threatened release of any Hazardous Substances arising out of or related to (a) all Hazardous Substances placed, disposed or released on the Premises or the Project by Tenant, its agents, employees, contractors, or invitees; (b) Tenant's negligence or willful misconduct, or that of its agents, employees, contractors, or invitees; and/or (c) Tenant's violation of any law or breach of Tenant's obligations under this Lease applicable to Hazardous Substances.

29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord's obligations hereunder.

30. RIGHT OF FIRST OFFER. Subject to Subsection B below, and the right of Landlord to extend the Lease and/or expand the Premises area of any current tenant in the Building, Landlord hereby grants to Tenant for the term of the Lease a right of first offer for any space that becomes available for lease in Building C (collectively, the "ROFO Space"), to be exercised in accordance with Subsection A below.

A. If any ROFO Space becomes available for lease to anyone other than a Prior Tenant, and provided that at least 24 months shall be remaining on the term of Tenant's Lease at the time such ROFO space becomes available, Landlord shall so notify Tenant ("Landlord's ROFO Notice") identifying the available ROFO Space (the "Subject ROFO Space"). Landlord's ROFO Notice may be given up to twelve (12) months in advance of such availability and shall contain the terms upon which Landlord intends to offer the Subject ROFO Space for lease to the market. Tenant shall notify Landlord within fifteen (15) business days of receipt of Landlord's ROFO Notice whether it desires to lease the Subject ROFO Space on the terms set forth in Landlord's ROFO Notice. If Tenant does not notify Landlord within said 15 business-day period that it will lease the Subject ROFO Space, Tenant shall be deemed to have refused the Subject ROFO Space. After any refusal, Tenant shall have no further right of first offer for such Subject ROFO Space and Landlord shall be free to lease such space to any party for any term and upon any terms it desires; provided, however, that in the event that Landlord shall have failed to enter into a letter of intent to lease the Subject ROFO Space to a third party within ninety (90) days following any refusal by Tenant, Landlord shall not lease the Subject ROFO Space to any third party without again offering the Subject ROFO Space to Tenant, pursuant to the terms hereof. In addition, Landlord shall not lease the Subject ROFO space on terms which are materially more favorable to the third party than those set forth in Landlord's ROFO Notice, without again offering the Subject ROFO Space to Tenant, pursuant to the terms hereof. As used herein, "materially more favorable" shall mean essential economic terms, including Base Rent, any rent concessions and any tenant improvement allowance or obligation, which, taken as a whole, are more favorable to the third party than those set forth in Landlord's ROFO Notice by more than ten percent (10%). If Tenant exercises its right of first offer with respect to the Subject ROFO Space, such space shall be added to the Premises for all purposes of this lease for the remaining Term of the Lease on (a) the terms specified in Landlord's ROFO Notice, and (b) the terms of this Lease to the extent that they do not conflict with the terms specified in Landlord's ROFO Notice, except that the terms of Landlord's ROFO Notice shall not apply during any Renewal Term, and instead, the terms of the Lease applying to the remainder of the Premises during the Renewal Term shall also apply to the Subject ROFO Space.

B. Tenant's right of first offer is subject to the condition that: (i) on the date that Tenant delivers its notice exercising its right of first offer, Tenant is not in default under this Lease, and (ii) except for an assignment or sublease to (a) a subsidiary, affiliate, parent or other entity which controls, is controlled by, or is under common control with, Tenant; (b) a successor entity related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; (c) a purchaser of substantially all of Tenant's assets in the Premises; or (d) a joint venture in which Tenant is a general partner, Tenant shall not have assigned the Lease or sublet all of the Premises under a sublease which is in effect at any time during the period commencing with Tenant's delivery of its notice and ending on the date the ROFO Space is added to the Premises.

C. Promptly after Tenant's exercise of its right of first offer, Landlord shall execute and deliver to Tenant an amendment to the Lease to reflect changes in the Premises, Base Rent, Tenant's Proportionate Share and any other appropriate terms changed by the addition of the ROFO Space. Within 20 days thereafter, Tenant shall execute and return the amendment.

31. TENANT'S CONFIDENTIAL INFORMATION. Landlord recognizes that it is imperative that Tenant's Confidential Information, as hereafter defined, remain confidential, subject to the terms hereof. For purposes hereof, "Confidential Information" means any non-public information observed or otherwise obtained by any employee of Landlord while performing work in or inspecting the Premises, or any non-public information otherwise provided by Tenant to Landlord that Tenant designates as confidential or proprietary; provided, however, that Confidential Information shall not include any information required to be provided by Tenant to Landlord pursuant to the terms of this Lease. Confidential Information may be communicated by any method and in any form, including but not limited to, written, oral or visual.

A. Preservation of Confidentiality. Except as may be required by any applicable Governmental Requirements, and except in the context of any litigation between the parties or any other action reasonably taken by Landlord to enforce its rights or Tenant's obligations under this Lease, Landlord agrees (a) not to disclose, or otherwise reveal, without Tenant's prior written consent, any portion of any Confidential Information or any notes, extracts, or summaries of such Confidential Information obtained by Landlord, (b) not to use Confidential Information for personal gain or to advance or support Landlord's business operations or those of third parties, and (c) upon discovery of any unauthorized disclosure, to use reasonable efforts to prevent further disclosure or use thereof, and to notify Tenant immediately. Landlord's obligations under this Section 31 shall survive the expiration or sooner termination of this Lease.

B. Equitable Remedies. Landlord acknowledges that Tenant's Confidential Information is of a special and unique character and nature, and that a breach of Landlord's obligations under this Section 31 could cause irreparable damage and injury to Tenant. Accordingly, Landlord agrees that upon Landlord's breach of the provisions of this Section 31, Tenant shall be entitled to injunctive and/or other appropriate equitable relief, without the need for posting any bond or comparable security. Landlord agrees not to assert the claim or defense in any equitable action that Tenant has an adequate remedy at law or in damages, all without affecting Tenant's right to make a claim against Landlord for any damages it may suffer as a result of Landlord's breach of its obligations under this Section 31.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CarrAmerica Realty Operating Partnership, L.P.,

A Delaware limited partnership

By: CarrAmerica Realty Corporation,

a Maryland corporation, its general partner

By:

Print Name:

Print Title:

TENANT:

Microvision, Inc.,

a Delaware corporation

By: _______________________

Print Name: ______________________

Print Title: _______________________

STATE OF WASHINGTON )

)ss.

County of K I N G )

I certify that I know or have satisfactory evidence that is the person who appeared before me, and said person acknowledged that ___ signed this instrument, on oath stated that ___ was authorized to execute this instrument and acknowledged it as the of CarrAmerica Realty Corporation, a Maryland corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: ______________________

____________________

____________________

(Print name)

Notary public in and for the State of Washington,
residing at _______________________

My commission expires: ___________________________

STATE OF )

) ss.

COUNTY OF )

On this _______ day of _________________, 200__, before me, the undersigned, a Notary Public in and for the State of ___________, duly commissioned and sworn as such, personally appeared __________________________________, to me known to be the _______________ of Microvision, Inc., the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument, and that the seal affixed is the corporate seal of said corporation.

WITNESS my hand and official seal the day and year in this certificate first above written.

___________________________

Printed Name: __________________________

NOTARY PUBLIC in and for the State of ________________,
residing at _______________________

My commission expires: ___________________________

APPENDIX A

PLAN OF THE PREMISES

(attach floor plan depicting the Premises)

APPENDIX A-2

EMERGENCY GENERATOR LOCATION

APPENDIX B

RULES AND REGULATIONS

1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's judgment, appear unsightly from outside of the Project.

2. The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage or damage resulting from the violation of this rule shall be borne by Tenant.

5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

6. Except as provided in the Initial Improvements approved by Landlord, Tenant shall not install or operate any refrigerating (other than refrigerators designed for home use to be used for employee meals, snacks, etc., or otherwise in connection with Tenant's permitted use of the Premises), heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; or use the Premises for housing, lodging or sleeping purposes.

7. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord or contemplated by the Initial Improvements.

8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

9. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises except Tenant installed security systems as approved by Landlord. Tenant shall not change existing locks or the mechanism thereof without providing keys or key cards for use by Landlord for approved access. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.

In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

10. Subject to approved Tenant Improvement plans, Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

11. In Buildings where Tenant is not the sole tenant, no furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be designated by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Buildings, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators.

12. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Project at the end of the day, and shall turn off all unnecessary utilities, lights and machines before leaving the Project at the end of the day, to the extent reasonably required to avoid undue waste of electricity.

13. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises' or the Project's heating and air conditioning, and shall refrain from attempting to adjust any controls, other than controls for its Premises. Tenant shall keep corridor doors closed.

15. Tenant assumes full responsibility for protecting the Premises from theft, robbery, and pilferage, which may arise from a cause other than negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

18. No vehicle (other than bicycles stored in locations approved in advance by Landlord) and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Buildings except that impaired persons may be accompanied by assist animals. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Buildings.

19. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

Accordingly:

(a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

(c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

20. Tenant shall not do or permit the manufacture, sale, purchase or use of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

21. Tenant shall not disturb the quiet enjoyment of any other tenant.

22. Tenant shall not provide any janitorial services or cleaning without Landlord's written consent and then only subject to supervision of Landlord and at Tenant's sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

23. Intentionally Omitted.

24. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

25. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Buildings for any purpose.

26. Tenant shall not operate any electrical device from which emanates electrical waves which interfere with or impair radio or television broadcasting or reception from or in the Buildings or elsewhere, without in each instance the prior written approval of Landlord. In the event of any such interference, Tenant shall take reasonable steps to eliminate the interference. The use thereof, if permitted, shall be subject to reasonable control by Landlord to the end that others shall not be disturbed.

27. Tenant shall promptly remove all rubbish and waste from the Premises.

28. Tenant shall not exhibit, sell or offer for sale, Rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

29. Intentionally Omitted.

30. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Buildings.

31. Tenant shall not do any painting or mark, paint, cut or drill into, drive nails or screws into any portion of the Buildings outside of the Premises, or in any way deface any part of the Premises or the Buildings, outside or inside, without the prior written consent of Landlord.

32. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's sole discretion, and Landlord's satisfaction shall be determined in its sole judgment.

33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Buildings.

APPENDIX C

TENANT IMPROVEMENT AGREEMENT

Tenant shall improve the Premises in accordance with plans and specifications approved by Landlord (the "Plans"), which approval shall not be unreasonably withheld (such improvements are referred to herein as the "Initial Improvements"). Tenant shall perform the Initial Improvements at its own cost, subject to the Landlord's Contribution (hereinafter defined) and the Additional Landlord's Contribution (hereinafter defined). Tenant shall cause the Plans to be prepared, at Landlord's cost, by a registered professional architect, and mechanical and electrical engineer(s). Such engineer(s) shall be approved in advance by Landlord. Prior to the close of business on July 14, 2005, Tenant shall deliver to Landlord for its approval, which approval will not be unreasonably withheld, conditioned or delayed, Design Development Drawings incorporating Tenant's initial plans for improvements to the Premises. Landlord shall within seven (7) business days after receipt either provide comments to such Plans or approve the same. Landlord shall be deemed to have approved such Plans if it does not timely provide comments on such Plans. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord's comments within five (5) business days after receipt of Landlord's comments. Landlord shall within five (5) business days after receipt then either provide comments to such revised Plans or approve such Plans. Landlord shall be deemed to have approved such revised Plans if Landlord does not timely provide comments on such Plans. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Landlord. The Initial Improvements shall be performed by Unimark Construction, BN Builders, or any other contractor reasonably acceptable to Landlord (the "Contractor"). Tenant hereby agrees that the Plans for the Initial Improvements shall comply with all applicable Governmental Requirements. Landlord's approval of any of the Plans (or any modifications or changes thereto) shall not impose upon Landlord or its agents or representatives any obligation with respect to the design of the Initial Improvements or the compliance of such Initial Improvements or the Plans with applicable Governmental Requirements.

As a condition of the Lease, Landlord has reviewed and approved the attached Design Development Drawings June 7, 2005, as prepared by JPC Architects, subject to review and approval of Mechanical and Electrical Drawings and engineering specifications.

All Initial Improvements shall be insured under a construction property insurance policy, insuring the replacement value from time to time of the Initial Improvements. All Initial Improvements shall be constructed in a good and workmanlike manner, and only good grades of material shall be used. All Initial Improvements shall be performed in such a fashion and by such means as necessary to maintain a professional work environment in the areas surrounding the space to be improved. Tenant shall only use labor that will work in peace and harmony with other contractors and workers serving the Building in constructing the Initial Improvements. Tenant shall avoid actions which interfere with or delay the activities of other contractors serving the Building and other tenants. All Initial Improvements shall be performed in compliance with Landlord's "Policies, Rules and Regulations for Construction Projects". Tenant shall permit Landlord to observe and monitor all Initial Improvements.

2. CHANGE ORDERS. If Tenant shall require improvements ("Change Orders") to the Premises in addition to or substitution for the Initial Improvements, Tenant shall deliver to Landlord for its approval, which approval will not be unreasonably withheld, conditioned or delayed, plans and specifications for such Change Orders. Landlord shall within three (3) business days after receipt of such initial draft of plans and specifications for the Change Orders (the "Change Order Plans") either provide comments to such Change Order Plans or approve the same, and Landlord's failure to respond within three (3) business days after receipt of such initial draft shall be deemed approval. If Landlord provides Tenant with comments to the initial draft of the Change Order Plans, Tenant shall provide revised Change Order Plans to Landlord incorporating Landlord's comments within three (3) business days after receipt of Landlord's comments. Landlord shall then either provide comments to such revised Change Order Plans or approve such Change Order Plans, and Landlord's failure to respond within three (3) business days after receipt of such revised Change Order Plans shall be deemed approval. The process described in the previous sentence shall be repeated, if necessary, until the Change Order Plans have been finally approved by Landlord. Tenant shall pay for all preparations and revisions of the Change Order Plans and the construction of all Change Orders.

3. LANDLORD'S CONTRIBUTION. Landlord shall contribute an amount not to exceed $26.50 per rentable square foot of Premises area, or $1,774,519.50 (the "Landlord's Contribution") to be applied toward the following "Eligible Expenses": (i) costs incurred by Tenant for construction of the Initial Improvements and any Change Orders,(ii) project management / telecom / relocation fees or expenses, (iii) data/telephone cabling and wireless systems, (iv) security equipment (access control, alarm and close circuit TV) and cabling, (v) Tenant's permitted interior or exterior signage and (vi) auxiliary equipment such as supplemental HVAC. In addition, Landlord shall contribute $1.50 per rentable square foot, or $100,444.50, toward the costs incurred by Tenant for design development and construction drawings for the Initial Improvements. In the event that the total cost of Tenant's design development and construction drawing shall be less than $100,444.50, then the balance of such amount may be applied by Tenant towards any Eligible Expense outlined in this Paragraph 3 above. Landlord has no obligation to pay for costs of the Initial Improvements or Change Orders in excess of Landlord's Contribution, except as provided in Section 4, below.

Upon written request of Tenant (not more frequently than twice each month), Landlord shall pay all or any portion of the Landlord's Contribution to Tenant, as soon as practicable but in any event within thirty (30) days after receipt of (a) invoices, (b) confirmation in writing (which may be by e-mail) from Tenant that the invoices are correct and should be paid, (c) evidence reasonably satisfactory to Landlord that the work covered by such invoices has been completed in a satisfactory manner, (d) all necessary lien waivers and sworn affidavits, (e) marked reproducible copies of the originally approved Plans showing all substantial changes made in constructing the Initial Improvements during such period from the Plans as originally approved, (f) all close-out documentation set forth in Landlord's "Policies, Rules and Procedures for Construction Projects" in effect at the execution of the Lease, and (g) such other documentation as Landlord may reasonably require under the circumstances. Tenant shall deliver reproducible as-built Plans to Landlord at the conclusion of Initial Improvements.

4. ADDITIONAL LANDLORD'S CONTRIBUTION. In addition to the Landlord's Contribution provided for in Section 3, above, Tenant may, by giving Landlord written notice no later than the Commencement Date, elect to have Landlord pay up to $8.00 per rentable square foot, or $535,704.00 (the "Additional Landlord's Contribution") toward Tenant's costs incurred toward any Eligible Expense outlined above and/or towards the cost of exterior painting or installation of a covered walkway between the Buildings, as described in Section 7 below.

The Additional Landlord's Contribution will be separated into two (2) tiers of expense categories, as outlined below:

Additional Landlord's Contribution - Tier 1

Up to $5.00 per RSF ($334,815), which may be used to fund any Eligible Expense outlined above and/or to supplement the covered walkway allowance set forth in Section 7, below.

Additional Landlord's Contribution - Tier 2

Up to $3.00 per RSF ($200,889), which may only be used to fund additional HVAC capacity to support laboratory/manufacturing use.

In the event Tenant elects to receive all or a portion of the Additional Landlord's Contribution as set forth herein, the Additional Landlord's Contribution, together with interest at nine percent (9%) per annum, shall be amortized over the primary Term of the Lease and paid by Tenant as additional Base Rent; provided, however, that Tenant may pay to Landlord the entire principal balance of the Additional Landlord's Contribution at any time without penalty. In the event this Lease should be terminated for any reason prior to its scheduled expiration date, the entire unpaid principal balance of the Additional Landlord's Contribution, together with any unpaid interest, shall immediately be due and payable on such earlier termination date. The Additional Landlord's Contribution shall be paid by Landlord with, and in the manner applicable to Landlord's Contribution, as provided in the second subparagraph of Section 3, above.

5. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord shall deliver possession of the Premises to Tenant no later than three (3) days following the date of mutual execution hereof, and Tenant and its agents and construction contractor shall be permitted to enter the Premises from and after such date, at no cost to Tenant (unless Tenant begins to operate its business from the Premises prior to the Commencement Date in which event the terms of Section 3B of the Lease shall apply), to perform the Initial Improvements and prepare the Premises for Tenant's use and occupancy, including testing and installation of Tenant's equipment. Any such permission shall constitute a license only, conditioned upon Tenant's:

(a) working in harmony with Landlord and Landlord's agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance Landlord's approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work the Contractor's affidavit for the proposed work and as necessary, from time to time, waivers of lien from the Contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with the insurance required of Tenant and its contractors pursuant to Section 8 of the Lease, and causing all other parties entering the Project to perform the Initial Improvements to provide Landlord with the same types, and amounts, of coverages required of Tenant and its contractors in Section 8 of the Lease.

Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, the Contractor, other contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Appendix C shall be governed by Section 5 and all other terms of the Lease.

6. MOVING ALLOWANCE. Landlord agrees to reimburse the actual, out-of-pocket moving expenses incurred by Tenant, in an amount not to exceed $2.50 per rentable square foot of Premises area, or $167,407.50 (the "Moving Allowance"). The Moving Allowance shall be eligible to cover the following costs: the relocation, wiring and installation of telecommunications equipment and server equipment; the relocation and installation of office furniture; installation of data and telephone cabling; and the reasonable expenses associated with change of address notification and new stationary (Tenant's "Moving Expenses"). All invoices and documentation reasonably evidencing such Moving Expenses shall be submitted to Landlord no later than sixty (60) days following the Commencement Date, and Landlord shall reimburse such amounts from the Moving Allowance within the later of thirty (30) days of receipt of such invoices and documentation or the Commencement Date.

In the event that the total of Tenant's Moving Expenses shall be less than $167,407.50, then the balance of the Moving Allowance may be applied by Tenant towards any Eligible Expense outlined in Paragraph 3 above.

7. EXTERIOR IMPROVEMENTS. Subject to applicable City of Redmond and other Governmental Requirements and the parties' mutual agreement as to the location, and design, and plans and specifications therefor, Landlord shall construct a covered walkway between the Buildings, and further shall repaint the covered entrance awnings to the Buildings in a color mutually acceptable to Landlord and Tenant (the "Exterior Improvements"). Landlord shall complete construction of such Exterior Improvements no later than thirty (30) days prior to the Commencement Date. Notwithstanding the foregoing, Landlord's total costs, including architectural and permitting fees, for the Exterior Improvements shall not exceed Twenty-five Thousand Dollars ($25,000.00), and in the event the actual costs for such improvements exceed $25,000.00, the difference shall be paid by Tenant to Landlord as Additional Rent no later than thirty (30) days following the later of the Lease Commencement Date or Tenant's receipt of Landlord's billing therefor.

8. DELAY OF COMMENCEMENT DATE. The Commencement Date shall be delayed by one (1) day for each day of delay in substantial completion of the Initial Improvements that is caused by a Landlord Delay. The term "Landlord Delay" shall mean any delay in substantial completion of the Initial Improvements to the extent caused by Landlord's negligence, willful misconduct, or breach of its obligations under Section 9(c) of this Appendix C, or any other interruption in water or electrical service to the Premises, provided that any such other interruption was not scheduled or caused by Tenant, its agents, employees or contractors during the course of construction.. Landlord shall further use commercially reasonable efforts to avoid scheduling any non-emergency alterations or repairs to the Building or Project that would materially interfere with Tenant's construction activities. No Landlord Delay shall be deemed to have occurred until and unless Tenant has provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay. If any such action or inaction properly identified is not cured prior to the expiration of the first business day following Landlord's receipt of such notice, then notwithstanding the provisions of Section 13G and Section 21 of this Lease, a Landlord Delay shall be deemed to have occurred commencing on the date such notice is received and continuing for the number of days substantial completion was in fact delayed as a result of such action or inaction so identified.

In addition, in the event that fire or other casualty causes delay in completion of the Initial Improvements (including any delay associated with any restoration of the Building(s) undertaken by Landlord pursuant to Section 9B of this Lease), and provided that such fire or other casualty was not caused by the negligence or willful misconduct of Tenant, its agents, employees, or contractors, then the Commencement Date shall be delayed for the number of days that substantial completion of the Initial Improvements was in fact delayed as a result of such fire or other casualty; provided further, however, that no such delay due to fire or other casualty shall be deemed to have commenced until the earlier of the date that (a) Tenant has provided written notice to Landlord of the occurrence and nature thereof, or (b) Landlord shall otherwise have received actual notice of the occurrence of such fire or other casualty. Nothing contained herein shall be deemed to affect either party's right to terminate this Lease following fire or casualty if and to the extent permitted in Section 9A of this Lease.

9. MISCELLANEOUS.

(a) Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

(b) Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the Initial Improvements.

(c) Neither Tenant nor the general contractor shall be charged for, and Landlord shall provide, parking in areas reasonably designated by Landlord (to the extent parking is available) for Tenant's architects, designers, contractors and subcontractors (including those people working on the Tenant Improvements), electricity, water, toilet facilities, HVAC, and elevators during the construction and move in periods. All such equipment, areas, elevators and utilities shall be made reasonably available to the Contractor and the subcontractors during such time; provided, however, that Landlord shall not be liable to Tenant or its contractor(s) for, nor shall any Landlord Delay result from, any interruption in water service or any power outages scheduled or caused by Tenant, its agents, employees or contractors during the course of construction.

(d) Notwithstanding anything contained in the Lease to the contrary, Landlord shall pay for all utilities to the Premises for the time period beginning on the date Landlord delivers possession of the Premises to Tenant and ending on the earlier of (i) the Commencement Date, or (ii) the date Tenant begins to do business from the Premises.

APPENDIX D

MORTGAGES CURRENTLY AFFECTING THE PROJECT

[NONE]

APPENDIX E

COMMENCEMENT DATE CONFIRMATION

Landlord: CarrAmerica Realty Operating Partnership, L.P.,

a Delaware limited partnership

Tenant: Microvision, Inc., a Delaware corporation

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of _______________________, 2005 (the "Lease") for certain premises located within Buildings B and C of Redmond Hilltop, Redmond, Washington (the "Premises"). This Confirmation is made pursuant to Item 9 of the Schedule to the Lease.

1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is _____________, 200___ and the Termination Date of the Lease is _______________, _____.

2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current "as is" condition subject to the exceptions set forth in Section 3A of the Lease.

3. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT: LANDLORD:

MICROVISION, INC. CARRAMERICA REALTY OPERATING

a Delaware corporation PARTNERSHIP, L.P., a Delaware limited partnership

By:

Print Name: By: CARRAMERICA REALTY CORPORATION,

Title: a Maryland corporation, its general partner

By:

Print Name:

Print Title:

APPENDIX F

LEGAL DESCRIPTION

APPENDIX G

PREMISES CONDITION AND EQUIPMENT

  Common Areas - Restrooms, exit stairs, lobby stairs, elevators and building lobby are in a finished condition and in accordance with codes applicable at the time of construction.
  Drinking fountains are located at the core of each building.
  Electrical, telephone and janitorial closets exist in each building.
  The main electrical service at Building B and Building C is rated at 1200 amps.
  1.2 watts per square foot are available for lighting.
  2.4 watts are available for miscellaneous equipment load.
  The building mechanical system is designed with one Variable Air Volume (VAV) zone per 938 rentable square feet.
  Building B and Building C each contain the following exhaust fans:
    (1) - 2,400 cfm restroom exhaust
    (1) - 300 cfm elevator machine room exhaust
    (1) - 200 cfm electrical room exhaust.
  Building B contains one ten (10) ton supplemental air conditioning unit available for Tenant's use.
  Building C contains three five (5) ton supplemental air conditioning units and one seven (7) ton supplemental air conditioning unit available for Tenant's use.
  The building mechanical system is designed to deliver one ton of air conditioning per 438 rentable square feet.
  The building mechanical system was designed under the following parameters:
    Outdoor Winter: 17F, dry-bulb
    Outdoor Summer: 85F, dry-bulb
    Outdoor Summer: 67F, wet-bulb
    Indoor Temperature: 70F-heating, 75F- cooling
  Fire and life safety systems exist in accordance with building codes applicable at the time of construction.
  Perimeter window blinds are provided in accordance with original building specifications.

APPENDIX H

OPERATING EXPENSE BUDGET

(See Attached)

NET RENT FORM

TABLE OF CONTENTS

Page

1. LEASE AGREEMENT *

2. RENT *

A. Types of Rent *

(1) Base Rent *

(2) Operating Cost Share Rent *

(3) Tax Share Rent *

(4) Additional Rent *

(5) Rent *

B. Payment of Operating Cost Share Rent and Tax Share Rent *

(1) Payment of Estimated Operating Cost Share Rent and Tax Share Rent *

(2) Correction of Operating Cost Share Rent *

(3) Correction of Tax Share Rent *

(4) Information *

C. Definitions *

(1) Included Operating Costs *

(2) Excluded Operating Costs *

(3) Taxes *

(4) Lease Year *

(5) Fiscal Year *

D. Computation of Base Rent and Rent Adjustments *

(1) Prorations *

(2) Default Interest *

(3) Rent Adjustments *

(4) Books and Records *

(5) Miscellaneous *

E. Arbitration of Tenant Disputes re Operating Cost Share Rent or Tax Share Rent *

(1) Notice of Demand *

(2) Response *

(3) Qualified Arbitrator *

(4) Appointment of Third Arbitrator *

(5) Arbitration Hearing, Discovery, Venue *

(6) Decision *

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES *

A. Condition of Premises *

B. Tenant's Possession *

C. Maintenance *

D. Delay in Delivery *

4. PROJECT SERVICES *

A. Heating and Air Conditioning *

B. Elevators *

C. Electricity *

D. Water *

E. Janitorial Service *

F. Interruption of Services *

5. ALTERATIONS AND REPAIRS *

A. Landlord's Consent and Conditions *

B. Damage to Systems *

C. No Liens *

D. Ownership of Improvements *

E. Removal at Termination *

F. Satellite Dish Equipment *

6. USE OF PREMISES *

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES *

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE *

A. Indemnification *

B. Tenant's Insurance *

C. Insurance Certificates *

D. Landlord's Insurance *

E. Waiver of Subrogation *

9. FIRE AND OTHER CASUALTY *

A. Termination *

B. Restoration *

10. EMINENT DOMAIN *

11. RIGHTS RESERVED TO LANDLORD *

A. Name *

B. Signs *

C. Window Treatments *

D. Keys *

E. Access *

F. Preparation for Reoccupancy *

G. Heavy Articles *

H. Show Premises *

I. Intentionally Omitted *

J. Use of Lockbox *

K. Repairs and Alterations *

L. Landlord's Agents *

M. Building Services *

N. Other Actions *

12. TENANT'S DEFAULT *

A. Rent Default *

B. Assignment/Sublease or Hazardous Substances Default *

C. Other Performance Default *

D. Credit Default *

E. Vacation or Abandonment Default *

13. REMEDIES *

A. Termination of Lease or Possession *

B. Lease Termination Damages *

C. Possession Termination Damages *

D. Remedies Cumulative *

E. WAIVER OF TRIAL BY JURY *

F. Litigation Costs *

G. Default by Landlord *

14. SURRENDER *

15. HOLDOVER *

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES *

A. Subordination *

B. Termination of Ground Lease or Foreclosure of Mortgage *

C. Security Deposit *

D. Notice and Right to Cure *

E. Definitions *

17. ASSIGNMENT AND SUBLEASE *

A. In General *

B. Landlord's Consent *

C. Procedure *

. Tenant Affiliate or Successor by Merger *

18. CONVEYANCE BY LANDLORD *

19. ESTOPPEL CERTIFICATE *

20. SECURITY DEPOSIT *

21. FORCE MAJEURE *

22. TENANT'S PERSONAL PROPERTY AND FIXTURES *

23. NOTICES *

A. Landlord *

B. Tenant *

24. QUIET POSSESSION *

25. REAL ESTATE BROKER *

26. MISCELLANEOUS *

A. Successors and Assigns *

B. Date Payments Are Due *

C. Meaning of "Landlord", "Re-Entry, "including" and "Affiliat *

D. Time of the Essence *

E. No Option *

F. Severability *

G. Governing Law *

H. Intentionally Omitted *

I. No Oral Modification *

J. Landlord's Right to Cure *

K. Captions *

L. Authority *

M. Landlord's Enforcement of Remedies *

N. Entire Agreement *

O. Landlord's Title *

P. Light and Air Rights *

Q. Singular and Plural *

R. No Recording by Tenant *

S. Exclusivity *

T. No Construction Against Drafting Party *

U. Survival *

V. Rent Not Based on Income *

W. Building Manager and Service Providers *

X. Late Charge and Interest on Late Payments *

Y. Landlord's Representations and Warranties *

Z. Parking *

27. UNRELATED BUSINESS INCOME *

28. HAZARDOUS SUBSTANCES *

29. EXCULPATION *

30. RIGHT OF FIRST OFFER *

31. TENANT'S CONFIDENTIAL BUSINESS INFORMATION *

A. Preservation of Confidentiality *

B. Equitable Remedies *

APPENDIX A - PLAN OF THE PREMISES

APPENDIX A-2 - EMERGENCY GENERATOR LOCATION

APPENDIX B - RULES AND REGULATIONS

APPENDIX C - TENANT IMPROVEMENT AGREEMENT

APPENDIX D - MORTGAGES CURRENTLY AFFECTING THE PROJECT

APPENDIX E - COMMENCEMENT DATE CONFIRMATION

APPENDIX F - LEGAL DESCRIPTION

APPENDIX G - PREMISES CONDITION AND EQUIPMENT

APPENDIX H - OPERATING EXPENSE BUDGET

ADDENDUM 1 - EXTENSION OPTION

ADDENDUM 1

EXTENSION OPTION

Subject to Subsection B below, Tenant may at its option extend the Term of this Lease for one period of five (5) years from the expiration of the Termination Date. Such period is called a "Renewal Term." The Renewal Term shall be upon the same terms contained in this Lease, except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the "Term" of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

A. The Base Rent during the Renewal Term shall be ninety-five percent (95%) the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. "Market Rate" shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for comparable space in the Buildings and comparable space in comparable buildings in the Redmond area marketplace. In determining "Market Rate", the parties shall take into consideration all essential economic terms, including Base Rent, rent concessions and any allowances then being offered by landlords and accepted by tenants (including, but not limited to, initial month rent abatements, allowances for tenant improvements, relocation, or data cabling) for comparable space in comparable buildings in the Redmond marketplace.

B. To exercise any option, Tenant must deliver a binding notice to Landlord not less than nine (9) months prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of such Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

C. Market Rate shall be determined as follows:

(i) If Tenant provides Landlord with its notice of exercise pursuant to Subsection B above, then at some point between ten (10) and eight (8) months prior to the commencement of the Renewal Term, Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) business days after Tenant's receipt of Landlord's calculation, and within such notice, either (a) notify Landlord that it is terminating its exercise of the Extension Option, or (b) notify Landlord of its desire to commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord's calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after Landlord's receipt of Tenant's notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

(ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) business days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

(iii) Within seven (7) business days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least five (5) years of experience in appraising office space in the metropolitan area in which the Project is located (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) business days, each shall select a Qualified Appraiser and within ten (10) business days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) business day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

D. Tenant's option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its notice exercising an option to extend, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet more than fifty percent (50%) any portion of the Premises under a sublease which is effective at any time during the final twelve (12) months of the initial Term; provided that the assignment and sublease limitations do not apply to the following assignees or sublessee: (a) a subsidiary, affiliate, parent or other entity which controls, is controlled by, or is under common control with, Tenant; (b) a successor entity related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; (c) a purchaser of substantially all of Tenant's assets in the Premises; or (d) a joint venture in which Tenant is a general partner.